Exhibit 10.1

Waiver of Warrant

This “Agreement” is entered into as of the date executed below, between SG Blocks, Inc. (the “Company”) and ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”) (each a “Party”, and collectively the “Parties”).

PREAMBLE

WHEREAS, on November 12, 2019, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued to the investor a senior secured convertible debenture in the principal amount of $480,770;

WHEREAS, in connection with the Purchase Agreement ThinkEquity was issued a warrant to purchase up to 108,086 shares of common stock (the “Placement Agent Warrant”); and

WHEREAS, in order to receive expedited FINRA clearance of the registration statement on Form S-1 SEC File ID 333-235295, ThinkEquity has elected to surrender the Placement Agent Warrant.

NOW THEREFORE, for valid consideration acknowledged by the Parties, the Parties agree to the following:

ThinkEquity will surrender the Placement Agent Warrant for no consideration. ThinkEquity irrevocably waives any right or interest in the Placement Agent Warrant.

The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable law.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the 10th day of December, 2019.

ThinkEquity, a division of Fordham Financial Management, Inc.	SG Blocks, Inc.

/s/ Eric Lord	/s/ Paul Galvin
Name: Eric Lord	Name: Paul Galvin
Title: Head of Investment Banking	Title: Chief Executive Officer